Exhibit 99.1
Post Holdings Launches Exchange Offer for 7.375% Senior Notes Due 2022
St. Louis, Missouri – November 27, 2012 - Post Holdings, Inc. (NYSE:POST) today announced that it has commenced an offer to exchange any and all of its outstanding $1,025,000,000 aggregate principal amount of 7.375% Senior Notes due 2022 (the “outstanding notes”) for a like principal amount of new 7.375% Senior Notes due 2022 (the “exchange notes”). The exchange offer has been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission. The outstanding notes were originally issued on February 3, 2012 and October 25, 2012 in private placements exempt from the registration requirements of the Securities Act. Holders of these notes may exchange them for an equal principal amount of exchange notes.
Terms of the exchange notes are substantially identical to those of the original notes, except that the transfer restrictions and registration rights relating to the original notes do not apply to the exchange notes. Any notes not tendered will remain outstanding and continue to accrue interest. The exchange offer is being conducted to satisfy Post’s obligations under the terms of the registration rights agreements entered into in connection with the issuance of the outstanding notes, and does not represent a new financing transaction. Post will not receive any proceeds from the exchange offer.
The exchange offer will expire at 5:00 p.m., New York City time, on Monday, January 7, 2013, unless extended or terminated. Tenders of outstanding notes must be properly made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires by following the procedures set forth in the prospectus pertaining to the exchange offer.
The exchange offer prospectus and the related transmittal materials may be obtained from the exchange agent, Wells Fargo Bank, N.A. at following address:

Registered & Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Regular Mail or Courier: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 Sixth St. & Marquette Avenue Minneapolis, MN 55479	In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building−12th Floor 608 Second Avenue South Minneapolis, MN 55402

Or By Facsimile Transmission: (For Eligible Institutions only): Fax: (612) 667-6282 Attn: Bondholder Communications

For Information or Confirmation by: Telephone: (800) 344-5128, Option 0 Attn: Bondholder Communications
This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any security. The exchange offer is made solely pursuant to the prospectus dated November 27, 2012 and the related letter of transmittal.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company’s founding in 1895. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.
Contact:
Pia Koster, Director, Investor Relations
(314) 644-7678 (POST)